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Exhibit 99.2

No.: Outstanding Shares:

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
BNW BANCORP, INC., FOR THE SPECIAL MEETING ON                        , 2004

The undersigned hereby names                        and                         , or either of them acting in the absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me in my place and stead to attend the Special Meeting of Shareholders of BNW Bancorp, Inc., to be held on                        , 2004, at            , and any adjournments thereof, and to vote all of my shares that are entitled to vote at the meeting with all the powers that I would possess if personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BNW BANCORP, INC. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please mark your vote as in this example.    ☒    Check only one box for each proposal.

The Board of Directors unanimously recommends a vote FOR Proposals 1 and 2.

1.
Approval of the Agreement and Plan of Merger dated as of October 22, 2003, by and between BNW Bancorp, Inc., and Pacific Financial Corporation.
FOR	AGAINST	ABSTAIN
☐	☐	☐
2.
Adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in the event there are not sufficient votes to approve the merger as of the date of the special meeting.
FOR	AGAINST	ABSTAIN
☐	☐	☐
SIGNATURE	DATE
SIGNATURE	DATE
NOTE:
Please sign exactly as name appears above. Joint owners each should sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

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PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BNW BANCORP, INC., FOR THE SPECIAL MEETING ON , 2004